Exhibit 10.20

Operation and Management Agreement

(English Translation)

Party A：Shanghai Longcom Telecom Co., Ltd., a domestic capital investment company incorporated under the laws of China, located at 11/A-B, Huijia Plaza, No. 41, North Caoxi Road, Xuhui District, Shanghai, China.

Party B：Shenzhen New Media Consulting Co., Ltd., a wholly-owned foreign enterprise incorporated under the laws of China, located at 108-109 Jinglian Garden East Jingtian Road, Futian District, Shenzhen, China.

In consideration of the mutual promises of the parties and the terms and conditions hereof, the parties agree as follows:

1.

From March 2008 through March 2009, Party A contracts its the business, operation and management rights to Party B.  During this period of time, Party B shall complete the restructure of the management and internal control system of Party A in accordance of related US laws.  The parties also intend to complete the acquisition of Party A by Party B by the end of 2009.

2.

Both parties agree, if Party A’s business develops smoothly, the acquisition may be completed earlier than the end of 2009.  The calculation of price of acquisition shall be based on the follows:  If the net income of Party A achieves at least US$1 million, the price is 6 times of PE;  if the net income of Party A achieves between US$1.01 million to US$1.50 million, the price is 7 times of PE; if the net income of Party A achieves between US$1.51 million to US$2 million, the price is 8 times of PE; if the net income of Party A achieves between US$2.01 million to US$2.50 million, the price is 9 times of PE; if the net income of Party A achieves more than US$2.51 million, the price is 10 times of PE. Value of Party B is 90% of the average stock price of Party B within 60 days from the closing date.

3.

Party B shall pay to Party A RMB 40 million as a deposit for the operation and management right under this Agreement.  This deposit will become a part of the purchase price in 2009 when the acquisition is closed and to be used by Party A as working capital.

4.

On the closing date, the net income earned during the term of this Agreement shall be converted into stocks and issued to Party A as additional compensation.  The number of additional shares issued to Party A is calculated based on the following formula:  Net income of 2008 /90% of the average stock price of Party B within 60 days from the evaluation date.

5.

During the term of this Agreement, Party B has the operating rights except for the righs to make decisions on personnel affairs or investment of 1 million RMB or above.

6.

Management and personnel affairs:

（1）

All current employees of Party A will also become the employees of Party B. The salary level, welfare and other compensation remain unchanged.

（2）

Party B will follow the modern enterprise management and operational system to appoint general manager and chief financial officer, responsible for operating the business of Party A according to this Agreement.

（3）

Party A will have the right to appoint Chairman of the Board and the supervision staff.  Party A shall not interfere with the operations unless they are clearly and materially against the interests of Party A.

7.

Rights and benefits: Party A continues to own all the assets (including intangible assets) that Party A owned before the effective date of this Agreement.  During the term of this Agreement, Party B may, at its own expense, use the office facilities, vehicle equipment owned by Party A.

8.

Insurance: During the term of this Agreement, Party A shall be responsible for the social insurance and welfare of its employees that it was required to contribute before the effective date of this Agreement in accordance with related laws and regulations.

9.

Liability for breaching this Agreement:

a)

After this Agreement is signed, Party B obtains an exclusive, indivisible operating rights with respect to Party A’s business.  Party A shall be liable for breaching this Agreement if Party B’s normal operation is impaired by Party A.  Party B shall not be liable for breaching this Agreement if such interruption is caused by the change of related State policies.

b)

Party B shall exercise reasonable efforts to maintain the value of intangible assets of Party A during its operation of Party A’s business.  Party B shall be liable for breaching this Agreement if Party B unilaterally terminates this Agreement or transfers the operating rights under this Agreement to a third party without prior written consent of Party A.

10.

Settlement of disputes: All disputes between the Parties arising out of or in connection with this Agreement shall be settled between the parties by discussion and consultation. If a mutual accord cannot be reached between the parties, both parties agree that the dispute shall be submitted to Shehzhen Arbitration Committee for arbitration.

11.

This Agreement may be executed in four copies and each party holds two copies, each of which when so executed and stamped by both parties’ official seals shall be deemed effective.

IN WITNESS WHEREOF, this Agreement is signed by both parties’ legal representative or by authorized agents on the date stated at the end of this Agreement.

Party A: Shanghai Longcom Telecom Co. Ltd
(Business Seal of Party A)

Party B: Shenzhen New Media Consulting Co., Ltd.
(Business Seal of Party B)

December 13, 2007